Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-118966

         Prospectus Supplement to Prospectus dated November 24, 2004
                                1,818,504 Shares
                        Casual Male Retail Group, Inc.
                                  Common Stock

This prospectus supplement updates the prospectus dated November 24, 2004 relating to the offer for sale of up to an aggregate of 1,818,504 shares of common stock of Casual Male Retail Group, Inc. by the selling stockholders identified in the prospectus and this prospectus supplement, and any of their pledgees, donees, transferees or other successors in interest.

We are providing this prospectus supplement to update the table in the prospectus under the caption "Selling Securityholders" to reflect a transfer of a warrant to purchase 4,000 shares of common stock from Lawrence Seidman Retirement Plan and Trust to OTA, LLC. The amounts set forth below are based upon information provided to us by the selling stockholder (or their representatives), or on our records, and are accurate to the best of our knowledge. Unless we indicate otherwise, the information in this prospectus supplement is as of December 12, 2006.

                    Number of Shares                  Common Stock Beneficially
                     of Common Stock  Number of Shares    Owned After the Sales
        Selling Beneficially Owned of Common Stock ----------------------- Securityholders Before Any Sale Subject to Sale Number ** Percent***
--------------    ------------------  ----------------  -----------------------

Lawrence Seidman
Retirement Plan and
Trust                            N/A                0         N/A          N/A

OTA, LLC (1)                 150,000          150,000           0            -
_____________________
*	Less than 1%.

**	Assumes that the selling securityholders will sell all of their shares of common stock subject to sale pursuant to this prospectus and prospectus supplement. We cannot assure you that the selling securityholders will sell all or any of their shares of common stock.

***	Percentage ownership is based on 35,273,977 shares of common stock outstanding as of December 12, 2006, plus securities deemed to be outstanding with respect to individual stockholders pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

(1)	Ira M. Leventhal, a U.S. person, has voting and dispositive authority with respect to these securities.

This prospectus supplement is not complete without the prospectus dated November 24, 2004, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

            The date of this prospectus supplement is December 28, 2006.